Exhibit 10.4
MUTUAL RELEASE AND TERMINATION OF
ETHANOL MARKETING CONTRACT AGREEMENT
May 14, 2009
This Mutual Release and Termination of Ethanol Marketing Contract Agreement (hereinafter “Agreement”) is made and is effective when fully executed below between Eco-Energy Inc. (hereinafter “Eco”), having its principal place of business at 725 Cool Springs Blvd, Suite 500, Franklin, Tennessee 37067 and One Earth Energy, LLC. (hereinafter “One Earth”), having its principal place of business at 1306 West 8th Street, Gibson City, Illinois 60936. Each of Eco and One Earth may be referred to individually as a “Party” or collectively as “Parties.
RECITALS:
Whereas, Eco and One Earth entered into an “Ethanol Marketing Contract” dated September 15, 2006 (hereinafter “Marketing Contract”), whereby Eco has the right to market the entire output of One Earth’s ethanol plant located in Gibson City, Illinois for a period of three years commencing on the first day of production, which has yet to begin as of the date of this Agreement.
Whereas, Eco and One Earth mutually desire and agree to terminate the Ethanol Marketing Agreement, a copy of which is attached as Exhibit A.
NOW THEREFORE, it is agreed:
AGREEMENT:
1. Marketing Contract Termination. Eco and One Earth hereby irrevocably terminate all rights and obligations under the Ethanol Marketing Contract effective upon the execution of this Agreement. This Agreement is mutually entered into by both Eco and One Earth for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. This Agreement of mutual termination shall be binding upon the parties, their successors, assigns and personal representatives.
2. Previous Contractual Purchase Obligation. Prior to entering into this Agreement, Eco and One Earth have previously completed one (1) purchase contract, i.e., ONEP042809-1, for the sale of ethanol. Specifically, on April 28, 2009, One Earth agreed to sell, and Eco agreed to purchase, six hundred thirty eight thousand (638,000) gallons of ethanol for the month of June (July) 2009 at the price of $1.52 per gallon. Notwithstanding anything to the contrary in this Agreement, both Eco and One Earth are obligated to comply with the terms of this single purchase agreement, i.e., ONEP042809-1 to include, but not limited to, Eco being obligated to compensate One Earth the agreed upon purchase price for the above mentioned volume and One Earth being obligated to compensate Eco the agreed upon marketing fee, i.e., $.0075 per net gallon, for said volume. Upon conclusion of the rights and obligations regarding ONEP042809-1 neither party shall have any further rights or duties to the other.
3. Non-Disparagement and Non-Disclosure Clause. The Parties agree that neither will engage in any conduct or communications designed to disparage the other. Additionally, the Parties agree, confirm and understand that certain Confidential Information previously may have been disclosed to the other Party. Both Parties agree not to, at any time now or in the future, copy, make any use of, or disclose to any third party any Confidential Information that was provided to the other Party. “Confidential Information” shall mean all information, whether written, printed, electronically stored or oral, that has been disclosed or made available to either Party by the other Party to include, but not limited to, the terms and conditions of the Ethanol Marketing Contract and information relating to sales strategies or forecasts.

4. Entireties. This Agreement represents the final agreement between Eco and One Earth regarding the subject matter hereof and may not be contradicted by evidence or prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed.

Eco-Energy Inc.
By:	/s/ Larry Beckwith
	Name:	Larry Beckwith
	Title:	CEO

One Earth Energy, LLC
By:	/s/ Steven Kelly
	Name:	Steven Kelly
	Title:	President

EXHIBIT A
Ethanol Marketing Agreement